Exhibit 99.1

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

INTERMUNE REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS

BRISBANE, Calif., July 27, 2010, — InterMune, Inc. (NASDAQ: ITMN) today announced results from operations for the second quarter and six months ended June 30, 2010. InterMune also highlighted its recent clinical development and business activities, and provided forward-looking financial guidance for 2010.

Dan Welch, Chairman, Chief Executive Officer and President of InterMune said, “Several important second quarter and first half events were related to the regulatory pathway for pirfenidone for the treatment of patients with idiopathic pulmonary fibrosis, or IPF. On March 9, 2010, an advisory committee to the U.S. Food and Drug Administration (FDA) recommended 9-3 in favor of the approval of pirfenidone to reduce decline in lung function. However, on May 4, 2010, the FDA issued a Complete Response letter requesting an additional clinical trial to support the efficacy of pirfenidone in IPF. While disappointed with this outcome, we remain committed to pirfenidone and will work diligently with the FDA to determine a path forward in the United States. Regarding Europe, our Marketing Authorization Application (MAA) for pirfenidone was validated on March 24, 2010, the review is proceeding as planned and we anticipate a decision on our MAA from the European authorities in the first half of 2011.”

Mr. Welch continued, “We were pleased to report at EASL in April promising results of the multiple-ascending-dose study of ritonavir-boosted danoprevir with standard of care (SOC). The results confirmed that ritonavir boosting safely provides potent antiviral effects and offers attractive dosing convenience advantages when compared to un-boosted danoprevir. We also reported that the rapid virologic response (RVR) and complete early virologic response (cEVR) results from a Phase 2b study of un-boosted danoprevir with SOC were among the very best reported by any direct-acting antiviral compound to date, further reinforcing our view that danoprevir may play a meaningful role in the treatment of HCV patients.”

Clinical Development, Business Highlights and Upcoming Milestones

Pirfenidone:

•

On March 9, 2010, the FDA’s Pulmonary-Allergy Drugs Advisory Committee (PADAC) recommended by a vote of 9-3 that pirfenidone be approved for the reduction of the decline in lung function in patients with IPF. On May 4, 2010, the FDA issued a Complete Response letter for InterMune’s New Drug Application (NDA) for pirfenidone for the treatment of patients with IPF to reduce decline in lung function. In its letter, the FDA requested from InterMune an additional clinical trial to support the efficacy of pirfenidone in IPF patients. An End-of-Review meeting with the FDA has been scheduled to be conducted on August 2, 2010.

•

InterMune’s Marketing Authorization Application (MAA) for pirfenidone was validated by the European Medicines Agency (EMA) on March 24, 2010. Validation of the MAA by the EMA indicates that the application is complete and that the review process has begun. InterMune reported today that in accordance with standard EMA guidelines, it has received the Day 120 List of Questions assembled from the various members of the Committee for Medicinal Products for Human Use (CHMP).

•

Four abstracts concerning pirfenidone and IPF have been accepted for oral presentations at the Annual Congress of the European Respiratory Society (ERS) in Barcelona, Spain, September 18-22, 2010. The presentations and the presenters are as follows:

•	The Magnitude of Pirfenidone Treatment Effect in Patients with Idiopathic Pulmonary Fibrosis (IPF): A Pooled Analysis of Outcomes in the CAPACITY Studies (Dr. C. Albera)

•	Dose-response in Patients with Idiopathic Pulmonary Fibrosis (IPF): A Comprehensive Analysis of Outcomes in CAPACITY 2 (Dr. U. Costabel)

•	Percent Predicted Forced Vital Capacity (FVC) is a Reliable, Valid and Responsive Measure of Clinical Status in Patients with Idiopathic Pulmonary Fibrosis (IPF) (Dr. R. du Bois)

•	The Effect of Treatment with Pirfenidone on Death or Lung Transplantation in Patients with Idiopathic Pulmonary Fibrosis (IPF): Analysis of Outcomes in the CAPACITY Trials (Dr. D. Valeyre)

Danoprevir:

•

Danoprevir (also known as RG7227 and ITMN-191) is a protease inhibitor for the treatment of patients chronically infected with the hepatitis C virus (HCV) being developed in collaboration with Roche. The protocol of an on-going Phase 1b MAD study of ritonavir-boosted danoprevir therapy plus SOC has been amended to evaluate 12 weeks of therapy in prior SOC null responders. Patient enrollment began in late March and the study is progressing as expected.

•

A Phase 2b study of ritonavir-boosted danoprevir plus SOC is expected to begin in the fourth quarter of 2010; the exact timing will be determined with our collaboration partner Roche. Details of that study will be shared at the time of study initiation.

•

The next step in the INFORM direct-acting antiviral (DAA) program is planned to be a study combining the nucleoside polymerase inhibitor RG7128 with ritonavir-boosted danoprevir involving treatment durations of at least 12 weeks and evaluating sustained virologic response (SVR). The ritonavir-boosted DAA study to evaluate SVR is anticipated to begin in the first half of 2011; the exact timing will be determined with our collaboration partner Roche and will be based on emerging data from the on-going studies. Details of that study will be shared at the time of study initiation.

Second Quarter and First Half 2010 Financial Results (Unaudited)

InterMune reported total revenue in the second quarter of 2010 of $5.9 million, compared with $7.9 million in the second quarter of 2009, and total revenue for the first six months of 2010 of $12.0 million, compared with $14.8 million in the first six months of 2009. Total revenue in both the three- and six-month periods of 2010 reflect lower off-label physician prescriptions of Actimmune® (gamma interferon-1b) for the treatment of IPF, which InterMune does not promote.

Research and development (R&D) expenses in the second quarter of 2010 were $14.7 million compared with $22.9 million in the second quarter of 2009, a decrease of 36 percent. R&D expenses were $35.2 million for the six months ended June 30, 2010, compared with $47.4 million in 2009, a decrease of 26 percent. Lower R&D expenses in both periods reflect completion of the CAPACITY clinical trials in early 2009 and the timing of clinical studies of danoprevir in patients chronically infected with HCV.

General and administrative (G&A) expenses were $12.7 million in the second quarter of 2010, compared with $8.5 million in the same period a year earlier, an increase of 49 percent. G&A expenses were $27.9 million in the first six months of 2010, an increase of 62 percent from $17.2 million in 2009. The additional G&A expenses are primarily attributed to costs related to preparation for the potential commercialization of pirfenidone, which received a Complete Response Letter from the FDA on May 4, 2010.

Following the FDA’s Complete Response, the company announced a workforce reduction in late May 2010, predominantly in the commercial and general and administrative areas. InterMune anticipates that this workforce reduction will result in a cost savings of approximately $12.0 million per year. In connection with this workforce reduction, InterMune recorded a one-time charge of $1.3 million in the second quarter of 2010 related to one-time termination benefits, which reflects cash expenditures associated with severance pay and the payment of COBRA premiums.

The net loss for the second quarter of 2010 was $25.3 million, or $0.46 per share, compared with a net loss of $36.7 million, or $0.81 per share, in 2009. Net loss for the first six months of 2010 was $59.4 million, or $1.11 per share, compared with a net loss of $78.7 million, or $1.83 per share, in the comparable period of 2009.

As of June 30, 2010, InterMune had cash, cash equivalents and available-for-sale securities of approximately $150.7 million.

Guidance for 2010 Revenue and Expenses

The company today provided financial guidance for revenue and operating expenses in 2010.

Revenue: 2010 revenue is expected to be in a range of approximately $22 to $27 million. Actimmune revenue represents approximately 85 percent of this revenue range.

Operating Expenses

•

R&D expense: anticipated to be in a range of approximately $80 to $90 million, net of development cost reimbursements under the Roche collaboration. Of this amount, approximately 65 percent is attributed to pirfenidone which includes expenses for RECAP, the preparation and support of NDA and MAA submissions and manufacturing. Approximately 20 percent of the R&D expense is attributed to the company’s one-third share of all development expenses incurred by the collaboration with Roche on danoprevir.

•	G&A expense: anticipated to be in a range of approximately $40 to $50 million.

Conference Call and Webcast Details

InterMune will host a conference call today at 4:30 p.m. EDT to discuss its results for the second quarter and first six months of 2010, and its forward-looking guidance for 2010. Interested investors and others may participate in the conference call by dialing 888-799-0528 (U.S.) or 973-200-3372 (international), conference ID# 85459924. A replay of the webcast and teleconference will be available approximately three hours after the call.

To access the webcast, please log on to the company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

The teleconference replay will be available for 10 business days following the call and can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (international), and entering the conference ID# 85459924. The webcast will remain available on the company’s website until the next earnings call.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has an R&D portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes pirfenidone for which InterMune has completed a Phase 3 program in patients with IPF (CAPACITY). A Marketing Authorization Application (MAA) for pirfenidone is under review by the European Medicines Agency (EMA). The hepatology portfolio includes the HCV protease inhibitor compound danoprevir (also known as RG7227 and ITMN-191) that entered Phase 2b in August 2009 and a second-generation HCV protease inhibitor research program. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to anticipated product development timelines and the likelihood of regulatory success. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements. Pirfenidone failed to achieve statistical significance on the primary endpoint in one of its two pivotal clinical trials and there can be no assurance that the regulatory authorities in either the United States or Europe will grant regulatory approval based upon these data, in combination with the other efficacy and safety results the company has submitted in support of its NDA and MAA filings. Furthermore, while the FDA’s PADAC voted 9 to 3 to recommend that the FDA approve pirfenidone to reduce decline in lung function in patients with IPF, this result was not binding on the FDA and the FDA subsequently issued a Complete Response letter requesting an additional clinical trial to support the efficacy of pirfenidone in IPF. While we will work diligently with the FDA to determine a path forward with respect to pirfenidone in the United States, we do not currently know where that path will lead and there can be no assurance that the FDA will ultimately grant InterMune approval for the use of pirfenidone for the treatment of IPF irrespective of whether InterMune conducts an additional clinical study as requested by the FDA in the Complete Response letter.

Other factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the SEC on March 15, 2010 (the “Form 10-K”), and other periodic reports filed with the SEC, including the following: (i) the fact that physician prescriptions of Actimmune for the treatment of IPF, an indication for which Actimmune has not been approved by the FDA, have declined significantly following the March 2007 termination of the Phase 3 INSPIRE trial of Actimmune in IPF and the risk that InterMune’s revenue will continue to decline as expected; (ii) risks related to regulation by the FDA and other agencies with respect to InterMune’s communications with physicians concerning Actimmune for the treatment of IPF; (iii) reimbursement risks associated with third-party payors; (iv) risks related to whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; (v) risks related to significant regulatory, supply and competitive barriers to entry; (vi) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues; (vii) risks related to achieving positive clinical trial results; (viii) risks related to timely patient enrollment and retention in clinical trials; (ix) the results of the InterMune CAPACITY trials of pirfenidone differ in some respects from those of the Shionogi & Co., Ltd. Phase 3 trial of pirfenidone and there can be no assurance that the U.S. or European regulatory authorities will approve the use of pirfenidone for the treatment of IPF; (x) the results as reported by Shionogi concerning their

Phase 3 trial may differ from those published or presented in a peer-reviewed forum; and (xi) risks related to the company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.

Actimmune® is a registered trademark of InterMune, Inc.

Financial tables follow:

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30		Year Ended June 30
	2010	2009	2010	2009
Revenue, net
Actimmune	$5,074	$7,110	$10,338	$13,142
Collaboration revenue	818	818	1,636	1,636

Total revenue, net	5,892	7,928	11,974	14,778

Costs and expenses:
Cost of goods sold	1,165	1,860	3,808	4,542
Research and development	14,724	22,930	35,201	47,357
General and administrative	12,732	8,519	27,863	17,171
Acquired research and development milestones	—	—	—	13,500
Restructuring charges	1,261	127	1,261	740

Total costs and expenses	29,882	33,436	68,133	83,310

Loss from operations	(23,990)	(25,508)	(56,159)	(68,532)

Interest income	133	498	310	1,167
Interest expense	(2,078)	(2,487)	(4,179)	(5,220)
Loss on extinguishment of debt	—	(9,540)	—	(9,540)
Other income (expense)	590	377	605	5,647

Loss from operations before income taxes	(25,345)	(36,660)	(59,423)	(76,478)
Income tax expense	—	—	—	2,194

Net loss	$(25,345)	$(36,660)	$(59,423)	$(78,672)

Basic and diluted loss per share:
Net loss per share	$(0.46)	$(0.81)	$(1.11)	$(1.83)

Shares used in computing basic and diluted net loss per share	54,858	45,023	53,402	42,986

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	June 30, 2010	December 31, 2009
Cash, cash equivalents and available-for-sale securities	$150,724	$99,604
Other assets	10,716	15,123

Total assets	$161,440	$114,727

Total other liabilities	$22,534	$26,093
Liability under government settlement	—	9,193
Deferred collaboration revenue	58,081	59,717
Convertible senior notes	127,370	125,524
Stockholders’ deficit	(46,545)	(105,800)

Total liabilities and stockholders’ deficit	$161,440	$114,727

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